Exhibit 10.12

MEMORANDUM OF AGREEMENT Dated: as of 11 March 2010	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956. Code-name SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Cape Maria Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960 hereinafter called the Sellers, have agreed to sell, and Alma Maritime Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960 (“Alma”) or a company to be nominated by Alma pursuant to clause 17 hereof hereinafter called the Buyers, have agreed to buy

Name: subject to Clause 8 hereof, CAPE MARIA

Classification Society/Class: Lloyd’s Register of Shipping

Built: 2005	By: Samho Heavy Industries Ltd.

Flag: subject to Clause 8 hereof,	Place of Registration: subject to Clause 8 hereof, Majuro,
Marshall Islands	Marshall Islands
Call Sign: P3ZB9	Grt/Nrt: about 87,440 Grt/about 56,260 Nrt

~~Register~~ IMO Number: 9282431

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open ~~both~~ in London, Athens, Hong Kong, Shanghai, New York, the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“Charter” means the “NYPE 93 Form” time charterparty in respect of the Vessel, as amended by an addendum no.1, both dated 16 February 2010 and made between the Charterer as charterer and the Sellers as owners (copy of which is annexed hereto as Appendix B).

“Charterer” means EDF Trading Limited of 80 Victoria Street, Cardinal Place, London SW1E 5JL England and includes its successors in title.

“First MOA” means the “Saleform 1993” memorandum of agreement dated 21 January 2010, as amended and supplemented by addendum no.1 dated 11 March 2010, both made between Acemio Shipping Company Limited of Cyprus (“Acemio”) as sellers and the Sellers as buyers, as the same may be further amended and supplemented from time to time, pursuant to which Acemio has agreed to sell and the Sellers have agreed to buy the Vessel pursuant to the terms and conditions referred to therein (copy of which is annexed hereto as Appendix A).

“Novation Agreement” means an agreement to be made between the Sellers, Alma and the Charterer as provided in Clause 18 hereof in a form to be agreed between the parties thereto.

“United States Dollars” and “US$” mean the lawful currency of the United States of America at any relelvant time.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.             Purchase Price

US$54,000,000 (United States Dollars Fifty Four Million) minus an amount In Dollars equal to the amount by which the purchase price of the Vessel payable under clause 1 of the First MOA has been reduced pursuant to the terms of clause 5 of the First MOA.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Copyright: Norwegian Shipbrokers’ Association’s, Oslo, Norway.	Printed by BIMCO’s idea

2.             Deposit

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within                     banking days from the date of this Agreement. This deposit shall be placed with                         and hold by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~ There will be no deposit paid by the Buyers under this Agreement.

3.             Payment

The said Purchase Price shall be paid in full free of bank charges to a bank nominated by the Sellers and accepted by the Buyers. On delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.             Inspections

a)*          The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in Qinhuangdao on 10/12/2009 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*          The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within                                                                      The Sellers shall provide for inspection of the Vessel at/in                                          The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~

*              4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.             Notices, time and place of delivery

a)             The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 21, 14, 10, 7 and 5 days approximate notice and 3, 2 and 1 days definite notice of the ~~estimated time of~~ arrival at the                                  intended place of ~~drydocking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)            The Vessel shall be delivered and taken over safely afloat charter free with empty holds and cargo free at a safe and accessible berth or anchorage at:

(a) if the Buyers take delivery of the Vessel immediately after the Sellers shall take delivery under the First MOA, the port of delivery under the First MOA; or

(b) if the Buyers take delivery of the Vessel at any time after delivery by the Sellers to the Charterer under the Charter, a safe port worldwide, always within American Institute Trade Warranties. ~~/in~~                                       in the Sellers’ option.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Expected time of delivery: not earlier than the date falling the later of (i) the Sellers taking delivery of the Vessel under the First MOA and (ii) the Sellers receiving notice by the Buyers in accordance with Clause 19 hereof.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): the later of (i) 16 August 2010 and (ii) the date falling thirty days after the Sellers receiving notice by the Buyers in accordance with Clause 19 hereof.

c)             If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7 running days~~ 48 hours (Saturdays, Sundays and banking holidays are excluded) of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within ~~7 running days~~ 48 hours (Saturdays, Sundays and banking holidays are excluded) of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)            Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.             Drydocking/Divers Inspection

~~a)**        The Sellers  shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater  parts below the deepest  lead line, the extent of the-inspection being in accordance with the Classification Society’s rules. It the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**        (i)   The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii)   If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition~~/recommendation *~~. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii)   If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

drydocking and extra steaming, but limited to a maximum of ~~1~~4 30 running days.

c)             If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i)   the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition~~/recommendation*.~~

(ii)   the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)   the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition~~/recommendation*~~ as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)  the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)   the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*              Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition~~/recommendation~~ are not to be taken into account.

**           6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

However, notwithstanding what has been mentioned above, if any damage is found to the rudder, propeller, bottom or other underwater parts below the deepest load line which, in the opinion of the Classification Society, would impose a condition on the Vessel’s class, but does not affect the Vessel’s ability to trade until her next scheduled drydocking, the Buyers and the Sellers shall agree to an amount of compensation to be deducted from the Purchase Price and the Buyers shall accept delivery of the Vessel including the condition(s) raised by the diver’s inspection.

If the Sellers and the Buyers cannot agree a compensation figure, within 1 working day, then the figure to apply is to be the average quotes of estimated costs of repairs obtained from two first class yards within the delivery range specified in clause 6 of the First MOA, one selected by the Sellers and one selected by the Buyers. Compensation is to be the direct actual costs of repairs excluding drydock time, services and off-hire.

If any damage is found to the underwater parts which in the opinion of the Classification Society would impose a condition on the Vessel’s class and cannot be postponed until her next scheduled drydocking, then drydocking arrangements as per Clause 6 (b) (ii) and (iii) hereof shall apply with the Buyers right to attend same as observers only without interference to the Sellers’ work.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

7.             Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on order and on ~~S~~shore except for hired equipment listed – Marichem gas cylinders. All spare parts and spare equipment ~~including spare tail end shaft(s) and/or-spare propelle r(s) /propeller-blad e(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property~~, but spares on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail end shaft(s) and spare propelle r(s) /propeller-blad e(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment including navaids, GMDSS/wireless equipment, computer and printers but excluding Sellers’ company software shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale ISPS, SMS, ISM and SMC manuals, certificates, software, ballast water management, SOPEP and other management documents developed by the Sellers’ managers are excluded from this sale, ~~as well as the following additional items (including items on hire):~~

If ~~T~~the Buyers take delivery of the Vessel immediately after the Sellers take delivery of the Vessel under the First MOA, they shall take over and pay for the remaining bunkers and unused lubricating oils at the time of delivery an amount equal to the amount which shall be payable by the Sellers to Acemio under the First MOA in respect of such bunkers and lubricating oils. If the Buyers take delivery of the Vessel under this Agreement at any time after delivery of the Vessel by the Sellers to the Charterer under the Charter the Buyers shall not have to pay anything for any bunkers on board the Vessel at the time of delivery (which shall be the Charterer’s property) and shall take over and pay any unbroached and unused lubricating oils which have not passed through the Vessel’s system ~~in storage tanks and sealed drums and pay~~ at the Sellers’ last ~~current~~ net ~~market~~ purchased prices ~~(excluding barging expenses)~~ less any discounts as evidenced by copies of the relevant vouchers and discount agreement ~~at the part and date of delivery of the Vessel~~.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.             Documentation

The place of closing: Athens, Greece.

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)             Three (3) originals of a Legal Bill of Sale in a form recordable in the Republic of the Marshall Islands (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly ~~notarially attested~~signed and legalized by the ~~consul of such country~~Marshall Islands Special Agent in Piraeus or other competent authority.

b)            Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)             Confirmation of Class issued within ~~72~~ 24 hours prior to delivery.

d)            Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances on the date of delivery of the Vessel.

e)             Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)             The Charter and the Novation Agreement duly executed.

(g)           The protocol of delivery and acceptance of the Vessel under the Charter.

(h)           Copies of all documents referred to in addendum No. 1 to the First MOA together with a copy of the relevant Protocol of Delivery and Acceptance by the Sellers thereunder.

(i)            A letter signed by the Sellers and dated the date of delivery whereby the Sellers confirm that to the best of their knowledge and belief the Vessel under their ownership has not been blacklisted by any nation (except Turkey, because of Cyprus being the Vessel’s prior flag) or the Arab Boycott league in Damascus.

(j)            A letter by the Vessel’s master confirming that there are no wages or other salaries due to the master or the crew and that the master and crew have no claim or other reservation against the Vessel or that any outstandings will be claimed solely against the Sellers and their managers and not against the Buyers and/or the Vessel.

(k)           A letter signed by the Sellers confirming that, to the best of their knowledge, the Vessel has not touched bottom or suffered damage to its underwater parts since the Sellers accepting delivery under the First MOA.

(l)            Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel and/or as may reasonably be required by the Buyers, including without limitation, for evidencing (i) valid transfer of title from the Sellers to the Buyers (ii) the proper constitution of the Sellers and the Charterer and (iii) that all appropriate corporate and other action has been taken in connection with the authorisation and the performance by the Sellers of this Agreement, the Charter and the Novation Agreement (such as Shareholder’s minutes, board of directors minutes etc.), provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

PROVIDED HOWEVER THAT in the event the Buyers take delivery of the Vessel under this Agreement immediately after the Vessel’s delivery to the Sellers under the First MOA, then in exchange for payment of the Purchase Price, the Sellers shall only furnish the Buyers with all the documents provided in items (a), (f) (g), (h) and (i) of this Clause 8.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same. Also, at the time of delivery, the Sellers are to hand over to the Buyers’ representatives a complete set of manuals in English relative to the main engine/auxiliaries in addition to all other existing manuals/instruction books/plans and main engine, generators previous overhaul reports and copies of the last oil record book.

9.             Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

been incurred prior to the time of delivery.

10.           Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.           Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with its special survey and drydock survey passed in December 2009 and with her present class maintained without condition~~/recommendation*~~, free of average damage affecting the Vessel’s class, and with her classification certificates and National, international, trading certificates according to the Vessel’s present class, as well as all other certificates the Vessel had at the time of ~~inspection~~ signing this Agreement, valid and unextended without condition~~/recommendation*~~ by Class or the relevant authorities at the time of delivery. “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*              Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.           Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.           Buyers’ default

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~ Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel th~~e~~is Agreement~~, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest~~.

14.           Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or are in breach of any of the provisions of Clause 18 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.           Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival~~ at a ~~on or about~~ time and port convenient to both parties after the date of this Agreement. These representatives are on board for the purpose of familiarisation and in the capacity of

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

observers only, and they shall not interfere in any respect with the operation of the Vessel but with free access to all the Vessel during usual working hours. The Buyers’ representatives shall sign the Sellers’ ~~letter of indemnity~~ disclaimer prior to their embarkation.

16.           Arbitration

a)*          This Agreement shall be governed by and construed in accordance with English law. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.~~and a~~Any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act~~s~~ 1996 ~~1950—and—1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final. Members of the London Maritime Arbitrators Association are to be the arbitrators.

~~b)*          This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*          Any dispute arising out of this Agreement shall be referred to arbitration at                           , subject to the procedures applicable there.~~

~~The laws of                           shall govern this Agreement.~~

17.           Nomination of substitute as buyers

The Sellers agree that Alma is entitled to nominate one of its subsidiaries (such subsidiary being called for the purposes of this Agreement, the “Nominee”) as the buyer of the Vessel under this Agreement. It is further agreed between the Sellers and the Buyers that any such nomination is to be made by Alma in writing at least 2 running dates before delivery of the Vessel and in connection therewith Alma will also provide to the Sellers a copy of its letter nominating the Nominee as Buyers, which nomination shall be accepted by the Nominee by countersigning such letter.

Finally, it is hereby agreed between the parties thereto, that, upon such nomination taking place, the Nominee shall become the “Buyers” for the purposes of this Agreement and shall have all the rights and obligations Alma had by signing this Agreement. Alma will remain responsible for all the obligations the Buyers have under this Agreement, notwithstanding the nomination of the Nominee, provided however that, to the extent that the Nominee duly performs and discharges (or procures the performance and discharge of) the duties and liabilities undertaken by the Buyers in this Agreement, then such performance and discharge of the said duties and liabilities by the Nominee shall be deemed to be proper and due performance and discharge of Alma’s duties and liabilities under this Agreement and the Sellers shall not be construed by virtue of the terms of this Clause 17 that they have the right to ask Alma to perform again any duty or liability that has already been performed by the Nominee.

18.           Charter

The Vessel is sold subject to the Charter which the Buyers have reviewed and accepted. The Sellers hereby undertake with the Buyers to (a) novate all their rights and obligations under the Charter, insofar as the Vessel is concerned, in favour of the Buyers on or prior the delivery of the Vessel to the Buyers and (b) procure that Alma, the Sellers and the Charterer agree to such a novation pursuant to the Novation Agreement.

The Sellers further undertake with the Buyers that terms of the Novation Agreement shall be acceptable to the Buyers and that they shall provide therein, inter alia but without prejudice to the generality of the foregoing, that any hire paid by the Charterer

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

to the Sellers under the Charter in advance, insofar as the Vessel is concerned, in relation to a period of trading falling after the Vessel is delivered to the Sellers hereunder should be paid by the Sellers to the Buyers and that the Sellers shall remain responsible for any cargo claims or claims under the Charter arising prior to the delivery of the Vessel to the Buyers hereunder.

The Sellers further hereby undertake that, following the date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will:

(a) not, without the previous written consent of the Buyers:

(i) agree to any variation of the Charter; or

(ii) release the Charterer from any of its obligations under the Charter or waive any breach of the Charterer’s obligations thereunder or consent to any such act or omission of the Charterer as would otherwise constitute such breach; or

(iii) determine the Charter for any reason whatsoever (including withdrawal of the Vessel under the Charter for non-payment of charter hire in accordance with the terms thereof); and

(b) supply the Buyers all information, accounts and records that may be necessary or of assistance to enable the Buyers to verify the amount of all payments of charterhire and any other amount payable under the Charter.

Finally, the Sellers hereby represent and warrant to the Buyers that:

(a) the Charter is free from all encumbrances;

(b) the executed originals of the Charter and the Novation Agreement, to be delivered by the Sellers to the Buyers under this Agreement, prior to the Vessel being delivered to the Buyers hereunder, are true and complete, the Charter and the Novation Agreement, constitutes the valid and binding obligations of the parties thereto enforceable in accordance with its terms, is in full force and effect and there have been no amendments or variations thereof or defaults thereunder from the date of this Agreement;

(c) the Vessel has been delivered to and accepted by the Charterer for service under the Charter; and

(d) there are no commission, rebates, premiums or other payments in connection with the Charter other than as disclosed to the Buyers in writing prior to the date of this Agreement.

19.           Additional termination clauses

This Agreement shall terminate automatically on the date the First MoA is terminated for whatever reason, without either party to this Agreement incurring any liability against the other party.

Furthermore, the Sellers shall not be entitled to tender delivery of the Vessel under this Agreement until they receive notice in writing by the Buyers that the Buyers shall be accepting delivery of the Vessel under this Agreement. The Buyers shall have the right to send such notice for a period of six (6) months starting from the date of this Agreement. In the event that the Buyers do not send such notice within the said period this Agreement shall terminate automatically on the last day of such six (6) months period, without either party having any claims against the other party because of such termination.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

This Agreement is drawn in up to two (2) originals on the date and year written above, one original to be retained by the Sellers and the other original to be retained by the Buyers.

For the Sellers	For the Buyers

CAPE MARIA LIMITED	ALMA MARITIME LIMITED

/s/ Authorized Signatory	/s/ Authorized Signatory

~~*         16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

3.             Payment

The said Purchase Price shell be paid in full free of bank charges to “ALPHA BANK” Piraeus Shipping Branch 960, 89 Akti Minouli, 185-38 Piraeus, Greece Swift: CRBAGRAA via USA correspondent: Citibank NA, New York 399 Park Avenue, New York, N.Y. 10022, U.S.A. Swift: CITIUS33XXX, ABA 02100089 A/C 36251442

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.             Inspections

a)*          ~~The Buyers-have-inspected and accepted the Vessel’s classification records.~~ The Buyers have ~~also~~ inspected the Vessel at/~~in~~ QINHUANGDAO. on 10/12/2009 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*          The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aftersold, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*              4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.             Notices, time and place of delivery

a)             The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 21, 14, 10, 7, and 5 days approximate notice and 3, 2, 1 days definite notice of the ~~estimated time of~~ arrival at the intended place of ~~drydocking/~~underwater inspection/delivery. When the-Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)            The Vessel shall be delivered and taken over safely afloat on completion of her current Time Charter to Korea Line without any further laden legs, charter free with empty holds and cargo free at a safe and accessible berth or anchorage at/~~in~~ a port within the following ranges: Singapore/Japan range including Peoples Republic of China/South Korea/Hong Kong but excluding Taiwan or Skaw/Passero range (including U.K. and Eire)

actual port in the Sellers’ option.

The Sellers’ intention is to deliver at a Chinese port subject to any Charterers’ instructions.

Expected time of delivery: 01/04/2010 - 30/04/2010

Data of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 20/07/2010 in Buyers’ option.

The Sellers agree that in the event that the tendering of Notice of Readiness for delivery of the Vessel to the Buyers takes place on a day falling after 30 April 2010, then the Sellers shall pay to the Buyers the sum of US$I0,000 per day (pro rated for less than a full day) for each day during the period commencing on midnight Greek time 30 April 2010 and ending on the time (Greek time) and date the Vessel tenders notice of readiness for delivery to the Buyers under this Agreement.

The Sellers shall pay the relevant amount to the Buyers at the same time the Buyers pay to the Sellers the Purchase Price due under clause 1 of this Agreement alternatively the Buyers shall have the right to deduct from the Purchase Price the amount due to them under this clause 5, instead of being paid the same by the Sellers in cash.

The Buyers shall designate whether they want the relevant amount paid in cash or to be deducted from the Purchase Price 2 working days prior to the delivery date.

In the event that the Vessel has to be drydocked under clause 6, then for such time, including any relocation time, the US$ 10,000 is not payable

c)             If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7 running days~~ 48 hours (Saturdays, Sundays and banking holidays are excluded) of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within ~~7 running-days~~ 48 hours (Saturdays, Sundays and banking holidays are excluded) of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) end 5 c) shall remain Unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice -to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)            Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.             ~~Drydocking/~~Divers Inspection

~~a)**        The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the Inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction -of the Classification Society without condition/recommendation*.~~

b**         (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition~~/recommendation*~~. In such event the Sellers are to pay also for the cost of the underwater Inspection and the Classification Society’s attendance.

(iii) if the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 30 ~~14~~ running days.

c)                                      If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tallshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tallshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tallshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tallshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tallshaft shell be arranged by the Sellers. Should any parts of the tallshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition~~/recommendation*~~.

(ii) the expenses relating to the survey of the tallshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition~~/recommendation*~~ as a result of the survey or if it requires survey of the tallshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues end fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition~~/recommendation~~ are not to be taken into account.

However, not withstanding what has bean mentioned above, if any damage is found to the rudder, propeller, bottom or other underwater parts below the deepest load line which in the opinion of class would impose a class condition, but does not affect vessel’s ability to trade until next scheduled drydocking, Buyers and Sellers shall agree to an amount of compensation to be deducted from the purchase price and Buyers shall accept delivery of the vessel including the condition(s) raised by the divers inspection.

If Sellers and Buyers cannot agree a compensation figure within 1 working day, then the figure to apply is to be the average quotes of estimated costs of repairs obtained from 2 first class yards in the delivery range, 1 appointed by Sellers and 1 appointed by Buyers. Compensation is to be the direct actual costs of repairs excluding drydock time, services and off-hire.

If any damage is found to the underwater parts which in the opinion of class would impose a class condition and cannot be postponed until the next drydocking, then drydocking arrangements as per clause 6 (b) (ii) above and (b) (iii) below shall apply with Buyers right to attend same as observers only without interferance to Sellers work.

**                                  6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                                  Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on order and on shore except for hired equipment listed - Marichem gas cylinders. All spare parts and spare equipment ~~including spare fall and shaft(s) and/or spare propeller(s)/propeller blade(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tall end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment including navaids, GMDSS/wireless equipment, computer and printers but excluding Sellers’ company software shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, ISPS, SMS, ISM and SMC manuals, certificates, software, ballast water management, SOPEP and other Management documents developed by the Sellers’ managers are excluded from this sale, ~~as well as the following additional items(including items on hire):~~

The Buyers shall take over and pay for the remaining bankers at “Platts Oilgram” price for the port of delivery or the nearest port thereto as published 2 working days prior to delivery and unbroached and unused lubricating oils which have not passed through the Vessel’s system ~~in storage tanks and sealed drume and pay~~ at the Sellers’ last ~~current~~ net ~~market~~ purchased prices ~~(excluding barging expenses)~~ less any discounts as evidenced by copies of the relevant vouchers and discount agreement. ~~at the part and date of delivery of the Vessel.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                       Documentation

The place of closing: ALPHA BANK, Piraeus Shipping Branch

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, which are usually required for the re-registration of the Vessel under Buyers’ intended flag/registry; such documentation is to be incorporated in an Addendum to this agreement. However the preparation and signing of this Addendum will not delay the signing of this Agreement ~~namely:~~

~~a)                                      Legal Bill of Sale in a form recordable in                            (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, morlgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)                                     Current Certificate of Ownership issued by the competent authorities of the-flag state-of the Vessel.~~

~~c)                                      Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)                                     Current Certificate issued by the competent authorities stating that the Vessel is free from registered oncumbrarises.~~

~~e)                                      Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)                                        Any such additional documents as may reasonably be required by the competent authorities for the-purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same. Also, at the time of delivery, the Sellers are to hand to the Buyers’ representatives a complete set of manuals in English relative to the main engine/auxiliaries in addition to all other existing manuals/instruction books/plans and main engine, generators previous overhaul reports and copies of the last oil record book.

9.                                       Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all/any ~~charters~~, encumbrances, mortgages and maritime liens or any other debts whatsoever, The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                            Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                                 Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with it’s Special Survey and Drydock survey passed in December, 2009 for Sellers’ account in December 2009 and with her present class maintained without condition~~/recommendation*,~~ free of average damage affecting the Vessel’s class, and with her classification certificates and national/international trading certificates according to the Vessel’s present flag, as well as all other certificates, the Vessel had at the time of signing this M.O.A. ~~Inspection~~, valid and unextended without condition~~/recommendation*~~ by Class or the relevant authorities at the time of delivery, All CSM items are to be up to date at the time of delivery and valid and unextended for 6 months.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), If applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition~~/recommendation~~ are not to be taken into account.

12.                                 Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                                 Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                                 Sellers’ default

Should the Sellers fall to give Notice of Readiness in accordance with Clause 5 a) or fall to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fall to give Notice of Readiness by the date stipulated in line 61 or fall to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                                 Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival~~ at a time and port convenient to both parties after the 1/3/2010. ~~on or about~~

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation, of the Vessel but with free access to all the Vessel during usual working hours. The Buyers’ representatives shall sign the Sellers’ disclaimer ~~letter of indemnity~~ prior to their embarkation.

16.                                 Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 ~~1950 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, falling which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*                              This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

c)*                               Any dispute arising out of this Agreement shall be referred to arbitration at London, subject to the procedures applicable there, Members of The London Maritime Arbitrators Association are to be the arbitrators.

The laws of England             shall govern this Agreement.

*                                         16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clause 17 is to form an Integral part of this agreement.

Clause 17

The Sellers to confirm in writing to the best of their knowledge and belief that Vessel under present ownership is not blacklisted by any nation (except that under Cypriot flag vessel cannot trade to Turkey) or the Arab Boycott league in Damascus.

The Sellers also to confirm in writing that to the best of their knowledge, the vessel has not touched bottom or occasioned damage to its underwater parts, since the time of its last drydocking in December 2009.

This contract is drawn up in 2 (two) Originals of even tenor and date, one to be retained by the Sellers and one by the Buyers.

/s/ J.P. McLoughlin
J.P. McLoughlin	/s/ Authorized Signatory
For the Sellers	For the Buyers
Acemio Shipping Company Limited	Cape Maria Limited
as per Facsimile Authority	Attorney in fact
Stamatis Molaris